Exhibit 6.22

ENERGYX STOCK OPTION AWARD AGREEMENT

Teague Egan	(the “Grantee”)

$6.11 per share	(the “Exercise Price”)

3,859,258 shares of common stock	(the “Option Stock”)

March 8, 2022	(the “Grant Date”)

March 8, 2032	(the “Expiration Date”)

ENERGY EXPLORATION TECHNOLOGIES INC., a Puerto Rico Corporation (the “Company”) has adopted the Energy Exploration Technologies, Inc. 2021 Equity Incentive Plan (the “Plan”), a copy of which is attached hereto as Exhibit A, pursuant to which options to purchase shares of Common Stock may be granted. The Company and the Grantee have entered into the Employment Agreement dated November 1, 2021 (the “Services Agreement”) pursuant to which the Company has agreed to grant options to purchase the Option Stock provided for herein. The Committee has determined that it is in the best interests of the Company and its stockholders to grant the options to purchase the Option Stock provided for herein to the Grantee.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby enter into this Stock Option Award Agreement (this “Agreement”) and agree as follows:

1. Grant of Option.

1.1 Grant; Type of Option. Pursuant to Section 6 of the Plan, the Company hereby grants to the Grantee an option (the “Option”) to purchase the total number of shares of Common Stock of the Company equal to the number of shares of Option Stock set forth above, at the Exercise Price set forth above. The Option is intended to be a Non-Qualified Stock Option and not an Incentive Stock Option within the meaning of Section 422 of the Internal Revenue Code.

1.2 Consideration; Subject to Plan. The grant of the Option is made pursuant to the Services Agreement in consideration of the services to be rendered by the Grantee to the Company. The grant of the Option is being made on the terms and conditions and subject to the` restrictions set forth in this Agreement and the Plan. Capitalized terms that are used but not defined herein have the meaning ascribed to them in the Plan.

2.	Exercise Period; Vesting.

2.1 Milestone Vesting. Except as otherwise provided herein, provided that the Grantee remains in Continuous Service through the applicable vesting milestone, the Option Stock will become vested and exercisable after and in accordance with the completion of the milestones (“Milestone Vesting”) as set forth in Schedule I attached below. For the avoidance of doubt, each of the seven (7) tranches of Option Stock (each, an “Award Milestone”) (further described in Schedule I) may only vest as follows:

2.1.1

Award Milestone may only be achieved in the order of the Award Milestone Numbers (defined in Schedule I). Each Award Milestone may be achieved by the completion and/or achievement of either (i) the number of Operational Milestones (“OM”) in no particular order or (ii) the number of Market Capitalization Milestones (“MCM”), in each case, equivalent to the applicable Award Milestone Number. For the avoidance of doubt, Award Milestones can be achieved through the completion and/or achievement of the requisite number of OMs or MCMs and do not require achievement of both OMs and MCMs. Achievement of a particular Award Milestone Number means that any Award Milestone Numbers leading up to it has already been achieved.

2.2 Expiration. Notwithstanding anything to the contrary, the unvested portion of the Option will not be exercisable on or after the Grantee’s termination of Continuous Service, and the Option will expire on the Expiration Date set forth above, or earlier as provided in this Agreement or the Plan.

2.3 Clawback. Notwithstanding any other provision set forth this Agreement to the contrary, any cash incentive compensation received by the Grantee, Common Stock granted and/or shares issued hereunder, and/or any amount received with respect to any sale of any such shares, shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of this Section 2.3. The Grantee agrees and consents to the Company’s application, implementation and enforcement of (a) Section 2.3 or any similar clawback policy or established by the Company or agreement entered into by and among the Grantee and Company that may apply to the Grantee and (b) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, and expressly agrees that the Company may take such actions as are necessary to effectuate this Section 2.3, any similar policy or agreement (as applicable to the Grantee) or applicable law without further consent or action being required by the Grantee. To the extent that the terms of this Agreement and any similar policy or agreement conflict, then the terms of such policy shall prevail.

3. Termination of Continuous Service.

3.1 Termination for Reasons Other Than Cause. If the Grantee’s Continuous Service is terminated for any reason other than Cause or the Grantee ceases to hold the title of Chief Executive Officer and/or Executive Chairman of the board of directors, the Grantee may exercise the vested portion of the Option up to the one-year anniversary of the termination date, but the Option Stock shall cease to vest at such time. In the case of Termination due to Death, such vested portion of the Option may be exercised by the Grantee’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by the person designated to exercise the Option upon the Grantee’s death up to the one-year anniversary of the termination date.

3.2 Termination for Cause. If the Grantee’s Continuous Service is terminated for Cause or, notwithstanding any other provision of this Section 3, in the event the Grantee engages in a Detrimental Activity during Continuous Service or during the one (1) year period thereafter (or such shorter period of restriction set forth in the agreement prohibiting such Detrimental Activity), the Option (whether vested or unvested) shall immediately terminate and cease to be exercisable.

4. Manner of Exercise.

4.1 Election to Exercise. To exercise the Option, the Grantee (or in the case of exercise after the Grantee’s death or incapacity, the Grantee’s executor, administrator, heir or legatee, as the case may be) must deliver to the Company an executed notice of exercise (the “Notice of Exercise”) in the form of Exhibit B attached hereto, which shall set forth, inter alia:

(a)	the Grantee’s election to exercise the Option;

(b)	the number of shares of Common Stock being purchased;

(c)	any restrictions imposed on the shares; and

(d)	any representations, warranties and agreements regarding the Grantee’s investment intent and access to information as may be required by the Company to comply with applicable securities laws.

If someone other than the Grantee exercises the Option, then such person must submit documentation reasonably acceptable to the Company verifying that such person has the legal right to exercise the Option.

4.2 Payment of Exercise Price. The entire Exercise Price of the Option shall be payable in full at the time of exercise to the extent permitted by applicable statutes and regulations, either:

(a)	in cash or by certified or bank check at the time the Option is exercised;

(b)

by delivery to the Company of shares of Common Stock, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery equal to the Exercise Price (or portion thereof) due for the number of shares being acquired, or by means of attestation whereby the Grantee identifies for delivery specific shares that have a Fair Market Value on the date of attestation equal to the Exercise Price (or portion thereof) and receives a number of shares equal to the difference between the number of shares thereby purchased and the number of identified attestation shares;

(c)	through a “cashless exercise program” established with a broker;

(d)

by reducing the number of shares otherwise deliverable upon exercise of such Option by a number of shares of Common Stock with an aggregate Fair Market Value equal to the aggregate Exercise Price at the time of exercise;

(e)	by any combination of the foregoing methods; or

(f)	in any other form of legal consideration that may be acceptable to the Committee.

4.3 Withholding. Prior to the issuance of shares of Common Stock upon exercise of the Option, the Grantee must make arrangements satisfactory to the Company to pay or provide for any applicable federal, state and local withholding obligations of the Company. The Grantee may satisfy any federal, state or local tax withholding obligation relating to the exercise of the Option by any of the following means, or by a combination of such means:

(a)	tendering a cash payment.

(b)

authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Grantee as a result of the exercise of the Option; provided, however, that no shares of Common Stock shall be withheld with a value exceeding the minimum amount of tax required to be withheld by law.

(c)	delivering to the Company previously owned and unencumbered shares of Common Stock.

1.1 Issuance of Shares. Provided that the Notice of Exercise and payment are in form and substance satisfactory to the Company, the Company shall issue the shares of Option Stock registered in the name of the Grantee, the Grantee’s authorized assignee, or the Grantee’s legal representative, and shall deliver certificates representing the shares with the appropriate legends affixed thereto. The Company may issue stock certificates or evidence the Grantee’s interest by using a restricted book entry account with the Company’s transfer agent. Physical possession or custody of any stock certificates that are issued shall be retained by the Company until such time as the Option Stock vests.

5. Restrictions on Transfer.

5.1 Restriction on Transfer of Option. This Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee, other than to a trust controlled by the Grantee, or to a designated beneficiary upon the Grantee’s death or by will or the laws of descent and distribution, and is exercisable during the Grantee’s lifetime only by him or her. No assignment or transfer of the Option, or the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise (except to a designated beneficiary upon death by will or the laws of descent or distribution) will vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the Option will terminate and become of no further effect.

5.2 Restriction on Transfer of Option Stock. After the exercise of the Option, the Option Stock or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee except to the extent permitted by and in compliance with the Bylaws of the Company and any applicable Stockholder Agreements.

5.3 Lock-Up. Grantee hereby agrees that it will not, without the prior written consent of the majority of the board of directors, during the period commencing on the date of the final prospectus relating to the Company’s initial public offering (the “IPO”) and ending on the second anniversary of such IPO date: (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of the Option Stock held immediately prior to the effectiveness of the registration statement for the IPO or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Option Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Option Stock or other securities, in cash or otherwise. The foregoing provisions of this Section 5.3 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement. The underwriters in connection with the IPO are intended third party beneficiaries of this Section 5.3 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Grantee further agrees to execute such agreements as may be reasonably requested by the underwriters in the IPO that are consistent with this Section 5.3 or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the shares of Option Stock of Grantee (and transferees and assignees thereof) until the end of such restricted period.

6. Change in Control; Cash-Out. In the event of a Change in Control, the Committee may, in its discretion and upon at least ten (10) days’ advance notice to the Grantee, cancel the Option and pay to the Grantee the value of the Option based upon the price per share of Option Stock received or to be received by other shareholders of the Company in the event. Notwithstanding the foregoing, if at the time of a Change in Control the Exercise Price of the Option equals or exceeds the price paid for a share of Option Stock in connection with the Change in Control, the Committee may cancel the Option without the payment of consideration therefor.

7. Rights as Stockholder; Dividends.

7.1 The Grantee shall not have any rights as a shareholder with respect to any shares of Common Stock subject to the Option prior to the date of exercise of the Option. Following issuance of the shares of Common Stock upon exercise of the Option, the Grantee shall be the record owner of the applicable Option Stock until the shares of Option Stock are sold or otherwise disposed of, and the Grantee shall be entitled to all of the rights of a stockholder of the Company including, without limitation, the right to vote such shares and receive all dividends or other distributions paid with respect to such shares. Notwithstanding the foregoing, any dividends or other distributions shall be subject to the same restrictions on transferability as the shares of Option Stock with respect to which they were paid.

7.2 The Grantee acknowledges and agrees that under the Organic Documents certain other stockholders of the Company have and/or may in the future have rights, privileges and preferences, including liquidation preferences, which are senior to the Option Stock. The Option and any shares of Option Stock shall be subject to the transferability restrictions and the forfeiture provisions contained in this Agreement and the Plan and are further subject to the transferability restrictions contained in Organic Documents and the Services Agreement or any other employment agreement, consulting agreement or similar agreement presently existing or hereinafter entered into between the Grantee and the Company.

8. No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Grantee any right to be retained in any position, as an Employee, Consultant or Director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Grantee’s Continuous Service at any time, with or without Cause.

9. Adjustments. In the event of changes in the outstanding Common Stock or in the capital structure of the Company by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization after the Grant Date, the shares of Common Stock subject to the Option shall be subject to adjustment or termination in any manner as contemplated by Section 11 of the Plan.

10. Tax Liability and Withholding. Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and the Company: (a) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting, or exercise of the Option or the subsequent sale of any shares acquired on exercise; and (b) does not commit to structure the Option to reduce or eliminate the Grantee’s liability for Tax-Related Items.

11. Repurchase Option.

11.1 Generally. In the event the Grantee’s Continuous Service is terminated for Cause or in the event the Grantee engages in a Detrimental Activity during Continuous Service or during the one (1) year period thereafter (or such shorter period of restriction set forth in the agreement prohibiting the Detrimental Activity), the Company shall have the option to purchase all, but not less than all, of the Common Stock issued upon exercise of the Option for a purchase price equal to the par value per share times the number of shares of such Common Stock.

11.2 Exercise of Repurchase Option. The Company may exercise its right to purchase the Option Stock (the “Repurchase Option”) by giving to the Grantee written notice of exercise within one year (1) year after the effective date of termination of Continuous Service or, in the case of a repurchase by reason of the Grantee engaging in the Detrimental Activity, within one (1) year after the senior executives of the Company acquire actual knowledge of the Grantee engaging in such activity (such period, the “Repurchase Option Period”). If and to the extent that the Repurchase Option is not exercised within the Repurchase Option Period, the Repurchase Option will automatically expire and terminate. The Company may designate one or more of its stockholders to purchase the Repurchased Stock in lieu of the Company.

11.3 Closing. The closing of any purchase under the Repurchase Option (the “Closing”) shall be held within ninety (90) days after the exercise of the Repurchase Option Period; provided, however, that the parties may hold the Closing on such other date as they shall mutually agree. At the Closing, the Grantee shall: (i) represent and warrant that he or she is the sole owner(s) of the repurchased Option Stock, that such Option Stock is held free and clear of any and all pledges, claims, liens and rights of others (other than the effect of the Organic Documents, the Plan and this

Agreement ) and that he or she has the full power, right and authority to consummate the transaction; (ii) unless the Grantee has already done so, resign from all offices held with the Company and/or any of its Affiliates; and (iii) deliver to the Company (or the designated purchaser) the shares of Option Stock so sold, together with all other documents and instruments necessary to transfer such shares of Option Stock. The purchase price for the Restricted Shares shall be paid, in immediately available funds, at the Closing.

12. Drag Along Rights.

12.1 Generally. In the event the stockholders of the Company holding a majority of the outstanding shares of capital stock of the Company on a fully diluted basis (the “Controlling Stockholders”) desire to enter into a transaction which constitutes a Deemed Liquidation Event or Change of Control (as such terms are defined in the Organic Documents) pursuant to which the Controlling Stockholders will sell or transfer their shares of capital stock of the Company to a bona fide third party purchaser (a “Stock Sale Transaction”), the Controlling Stockholder may, in their sole discretion, require the Grantee to participate in such Stock Sale Transaction on the terms and conditions of this Section 12 by transferring a pro-rata portion of the Grantee’s shares of Common Stock issued upon exercise of the Option equal to a fraction, the numerator of which is the total number of shares of capital stock of the Company to be sold by the Controlling Stockholders to the third party purchaser and the denominator of which is the total number of shares of capital stock of the Company owned by the Controlling Stockholders. The Controlling Stockholders are express third party beneficiaries of this Section 12; provided, however, it is understood and agreed that the Company, after obtaining the approvals set forth in the Organic Documents required to approve the Stock Sale Transaction, may waive the Grantee’s obligation to comply with this Section 12.

12.2 Exercise of Drag-Along Rights or Tag-Along Rights. The Controlling Stockholders shall exercise such option by giving written notice to the Grantee at least twenty (20) days prior to the date on which the Controlling Stockholders desire to consummate the Stock Sale Transaction setting forth the name and address of the purchaser, the purchaser’s relationship with the Controlling Stockholders, if any, and the terms and conditions of the offer, including the number of shares or percentage of capital stock to be sold to the purchaser. Notwithstanding anything to the contrary, the provisions of this Section 12 shall not apply to any unvested portion of the Option which will continue to be unvested upon consummation of the Stock Sale Transaction or to any unexercised portion of the Option.

12.3 Participation in Stock Sale Transaction. If the Controlling Stockholders exercise their option under this Section 12, the Grantee shall participate in the Stock Sale Transaction on a pro-rata basis and on the same terms and conditions (other than purchase price, which shall be determined in accordance with distribution upon liquidation provisions set forth in the Organic Documents of the Company) upon which the Controlling Stockholders are selling their shares of capital stock. Without limiting the generality of the foregoing, the Grantee shall make the same representations and warranties and agree to the same indemnification obligations as the Controlling Stockholders; provided, however, that any representations and warranties relating to the Grantee or shares of Option Stock to be sold shall only be made by the Grantee and any indemnification provided by the Grantee with respect thereto shall be by the Grantee severally and not jointly with other selling stockholders or solely with recourse to an escrow established for the benefit of the purchaser.

1.2 Purchase Price. The purchase price paid by the purchaser for the shares of capital stock to be sold in the Stock Sale Transaction contemplated by this Section 12, shall be allocated among the selling stockholders (including the Controlling Stockholders and the Grantee) in the same relative proportion as such selling stockholders would receive in accordance with distribution upon liquidation provisions set forth in the Organic Documents of the Company, if all of the assets of the Company were sold at the fair market value of the Company implied by the bona fide offer by the purchaser (as determined in good faith by the Controlling Stockholders), and the consideration were distributed to the selling stockholders with respect to their respective shares of capital stock included in the Stock Sale Transaction. The Grantee acknowledges and agrees that the amount of purchase price to which the Grantee is entitled from the consummation of a Stock Sale Transaction contemplated by Section 12 shall be determined in accordance with the preceding sentence. In the absence of a showing of bad faith or manifest error, all determinations hereunder by the Controlling Stockholders with respect to the determination of the purchase price allocated among the selling stockholders shall be binding and conclusive on the Grantee.

13. Further Action. The Grantee shall take all necessary and desirable actions in connection with the consummation of the Stock Sale Transaction contemplated by Section 12, which shall include, without limitation, (i) voting in favor of such transaction, (ii) waiving any appraisal or similar rights with respect to such transaction, and (iii) executing and delivering any agreements, documents and instruments reasonably necessary in connection with such transaction.

14. Expenses. The Grantee shall bear his pro rata share of the costs of the Stock Sale Transaction pursuant to this Section 12 (based on the pro rata share of the net proceeds to be received by the Grantee) to the extent such costs are incurred for the benefit of all selling stockholders and are not paid by the purchaser or the Company.

15. Public Offering and Lock-Up Agreement. The Grantee agrees that (i) in the event the Company files a registration statement under the Securities Act of 1933, as amended, with respect to an underwritten public offering of any shares of Common Stock or (ii) the Grantee decides to exercise any portion of its vested Options, the Grantee shall not sell or otherwise dispose of any shares of Common Stock resulting from prongs (i) or (ii) during the first two-year period following the effective date of the registration statement and/or the date of the exercise of options, respectively. The Grantee further understands that the Company may impose stop-transfer restrictions with respect to securities subject to these restrictions until the end of such period.

16. Compliance with Law. The exercise of the Option and the issuance and transfer of shares of Option Stock shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued pursuant to this Option or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Grantee understands that the Company is under no obligation to register the shares of Common Stock with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

17. Legends. A legend may be placed on any certificate(s) or other document(s) delivered to the Grantee indicating restrictions on transferability of the shares of Common Stock pursuant to this Agreement or any other restrictions that the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any applicable federal or state securities laws or any stock exchange on which the shares of Common Stock are then listed or quoted.

18. Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Chief Executive Officer of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Grantee under this Agreement shall be in writing and addressed to the Grantee at the Grantee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time. The Grantee hereby consents and agrees that any and all notices and other communications from the Company may be delivered to the Grantee electronically (including email or facsimile).

19. Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the Commonwealth of Puerto Rico without regard to conflict of law principles.

20. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Company.

21. Common Stock Subject to Plan. This Agreement is subject to the Plan as approved by the Company’s stockholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

22. Waiver of Statutory Information Rights. Grantee acknowledges and understands that, but for the waiver made herein, Grantee would be entitled, upon written demand under oath stating the purpose thereof, to inspect for any proper purpose, and to make copies and extracts from, the Company’s stock ledger, a list of its stockholders, and its other books and records, and the books and records of subsidiaries of the Company, if any, under the circumstances and in the manner provided in Section 3650 of the Puerto Rico General Corporations Act (any and all such rights, and any and all such other rights of the Grantee as may be provided for in Section 3650 (the “Inspection Rights”). In light of the foregoing, until the first sale of Common Stock of the Company to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended, the Grantee hereby unconditionally and irrevocably waives the Inspection Rights, whether such Inspection Rights would be exercised or pursued directly or indirectly pursuant to Section 3650 or otherwise, and covenants and agrees never to directly or indirectly commence, voluntarily aid in any way, prosecute, assign, transfer, or cause to be commenced any claim, action, cause of action, or other proceeding to pursue or exercise the Inspection Rights. The foregoing waiver applies to the Inspection Rights of the Grantee in Grantee’s capacity as a stockholder and shall not affect any rights of a director, in his or her capacity as such, under Section 3650. The foregoing waiver shall not apply to any contractual inspection rights of Grantee under any written agreement with the Company.

23. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the person(s) to whom the Option Stock may be transferred by will or the laws of descent or distribution.

24. Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

25. Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Option under this Agreement does not create any contractual right or other right to receive any additional Option or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment with the Company.

26. Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the Plan, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Grantee’s material rights under this Agreement without the Grantee’s consent.

27. No Impact on Other Benefits. The value of the Option is not part of his normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

28. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

29. Stockholder Agreements. As of the Grant Date, the shares of Common Stock of the Company are not subject to any Stockholder Agreement (as defined in the Plan). In connection with a future offering of securities or otherwise, the Grantee agrees to become a party to, and to execute and deliver to the Company promptly following request, any Stockholder Agreements reasonably requested by the Company. Without limiting the generality of the foregoing, the Grantee will agree to any reasonable drag-along provision set forth in such Stockholder Agreement which will replace the drag-along provision set forth in Section 12 hereof.

30. Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the Option subject to all of the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the grant, exercise or vesting of the Option or disposition of the shares of Option Stock and that the Grantee has been advised to consult a tax advisor prior to such grant, vesting or disposition.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Company:

ENERGY EXPLORATION TECHNOLOGIES, INC.
By:
Kang Wook (Kevin) Shin Secretary

Grantee:
Teague Egan

EXHIBIT A

COPY OF “2021 EQUITY INCENTIVE PLAN” TO BE EMAILED SEPARATELY

EXHIBIT B

FORM OF NOTICE OF EXERCISE

THIS NOTICE OF EXERCISE (this “Notice of Exercise”) is made as of _________, 20__ by the Purchaser named below in favor of ENERGY EXPLORATION TECHNOLOGIES, INC.., a Puerto Rico (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Energy Exploration Technologies, Inc. 2019 Equity Incentive Plan (the “Plan”),

Purchaser Name:

Address:

Social Security Number:

Date:

1. Option. The Purchaser was granted an option (the “Option”) to purchase shares of Common Stock pursuant to the terms of the Plan and the Stock Option Agreement between the Company and the Purchaser dated _____________ (the “Stock Option Agreement”), as follows:

Type of Option (check one):

             Incentive Stock Option

             Non-qualified Stock Option

Grant Date:

Total No. Shares:

Exercise Price per Share:

Expiration Date:

2. Exercise of Option. The Purchaser hereby elects to exercise the Option to purchase ________ shares of Common Stock (“Shares”), all of which are vested pursuant to the terms of the Stock Option Agreement. The total Exercise Price for all of the Shares is _____________ (Total Shares times Exercise Price per Share).

3. Payment of the Exercise Price; Delivery of Required Documents. The Purchaser encloses payment in full of the total Exercise Price for the Shares in the following form(s), as authorized by the Stock Option Agreement (check and complete as appropriate):

In cash (by certified or bank check) in the amount of $______, receipt of which is acknowledged by the Company.

By delivery of ____ previously acquired shares of Common Stock duly endorsed for transfer to the Company.

If the Shares are publicly traded, and approved by the Company, by a broker-assisted cashless exercise (Contact ___________).

By reduction in the number of Shares otherwise deliverable upon exercise with a Fair Market Value equal to the total Exercise Price (Contact ___________).

The Purchaser will deliver any other documents that the Company requires.

4. Tax Withholding. The Purchaser authorizes payroll withholding and will make arrangements satisfactory to the Company to pay or provide for any applicable federal, state and local withholding obligations of the Company. The Purchaser may satisfy any federal, state or local tax withholding obligation relating to the exercise of the Option by any of the methods set forth in the Plan or Stock Option Agreement. The Purchaser understands that ownership of the Shares will not be transferred to the Purchaser until the total Exercise Price and all applicable withholding taxes have been paid.

5. Notice of Disqualifying Disposition. If the Option is an Incentive Stock Option, the Purchaser agrees to promptly notify the Chief Executive Officer of the Company if he or she transfers any of the Shares purchased pursuant to this Notice of Exercise within one (1) year from the date of exercise of the Option or within two (2) years from the Grant Date.

6. Tax Consequences. The Purchaser understands that there may be adverse federal or state tax consequences as a result of his or her purchase or disposition of the Shares. The Purchaser also acknowledges that he or she has been advised to consult with a tax advisor in connection with the purchase or disposition of the Shares. The Purchaser is not relying on the Company for tax advice.

7. Compliance with Law. The issuance and transfer of the Shares will be subject to, and conditioned upon compliance by the Company and the Purchaser with, all applicable federal, state and local laws and regulations and all applicable requirements of any stock exchange or automated quotation system on which the Shares may be listed or quoted at the time of such issuance or transfer.

8. Successors and Assigns; Binding Effect. The Company may assign any of its rights under this Notice of Exercise. This Notice of Exercise will be binding upon and inure to the benefit of the successors and assigns of the Company. This Notice of Exercise will be binding upon the Purchaser and the Purchaser’s heirs, executors, legal representatives, successors and assigns.

9. Governing Law. This Notice of Exercise will be construed and interpreted in accordance with the laws of the Commonwealth of Puerto Rico without regard to conflict of law principles.

10. Severability. The invalidity or unenforceability of any provision of this Notice of Exercise shall not affect the validity or enforceability of any other provision, and each provision of this Notice of Exercise shall be severable and enforceable to the extent permitted by law.

11. Notice. Any notice required to be delivered to the Purchaser under this Notice of Exercise shall be in writing and addressed to the Purchaser at the Purchaser’s address as set forth above.

12. Acknowledgement. The Purchaser understands that he or she is purchasing the Shares pursuant to the terms and conditions of the Plan and the Stock Option Agreement, copies of which the Purchaser has read and understands. This Notice of Exercise shall not be binding on the Company unless and until acknowledged by the Company below.

IN WITNESS WHEREOF, the Purchaser has executed this Notice of Exercise as of the date first above written.

Purchaser:

[[ ]]

Acknowledged and Agreed by the Company:
ENERGY EXPLORATION TECHNOLOGIES, INC.

By:
Name: Title:

SCHEDULE I

MILESTONE VESTING

Award Terms	Details
CEO Performance Award Value

Total size: Five percent (5%) of total outstanding shares as of March 8, 2022, (3,859,258 million option shares)

Number of Vesting Tranches: Seven (7) tranches; with the designated number of shares per tranche is as follow:

Award Milestone 1 - 551,322 option shares;

Award Milestone 2 - 551,322 option shares;

Award Milestone 3 - 551,322 option shares;

Award Milestone 4 - 551,323 option shares;

Award Milestone 5 - 551,323 option shares;

Award Milestone 6 - 551,323 option shares;

Award Milestone 7 - 551,323 option shares.

*Each number (Award Milestone “#”) is referred to as the Award Milestone Number

Equity Type	Nonqualified stock options

Exercise Price	Fair Market Value (FMV) of EnergyX common stock on the date of grant, March 8, 2022, which was $6.11 per share (based on the last successful funding event prior to the grant date).

Milestones

In order for an MCM to be achieved, the enterprise value of the Company must meet or exceed the requisite enterprise value threshold applicable to each MCM for a sustained period of time. In particular, if the Company is a publicly traded entity, the six-month trailing average (based on trading days) of the Company’s enterprise value must meet or exceed the requisite threshold. If the Company is not a publicly traded company (private financing transactions), a minimum of $20 million of capital must be raised in order to achieve any MCM.

Market Capitalization Milestones

1.  Market Capitalization Milestone 1 - $1.0 billion enterprise value of the Company, combined with $50 million aggregate capital fundraise, at least $40 million of which amount shall be received from institutions, including any the Series A Preferred offering;

2.  Market Capitalization Milestone 2 - $2.5 Billion with $100 Million total funding;

3.  Market Capitalization Milestone 3 - $5.0 billion enterprise value of the Company, combined with $250 million aggregate capital raised;

4.  Market Capitalization Milestone 4 - $10 billion enterprise value of the Company, combined with $500 million aggregate capital raised;

5.  Market Capitalization Milestone 5 - $15 billion enterprise value of the Company;

6.  Market Capitalization Milestone 6 - $20 billion enterprise value of the Company;

7.  Market Capitalization Milestone 7 - $30 Billion enterprise value of the Company.

Operational Milestones

1.  Operational Milestone 1 - Successful completion of a LiTAS™ demo plant in the field with two (2) Tier 1 customers (6 months minimum duration);

2.  Operational Milestone 2 - Execution of lithium offtake purchase agreement(s) for minimum of 20,000 tons of LCE per annum for minimum of four years with Tier 1 customer;

3.  Operational Milestone 3 - Execution of LiTAS™ commercial plant contract(s) for minimum of 50,000 tons of LCE per annum production capacity with Tier 1 customers with approval for immediate (60 days) installation;

4.  Operational Milestone 4 - Completion of first LiTAS™ operational commercial plant(s) in the field with 50,000 tons of LCE per annum production;

5.  Operational Milestone 5 - Full coin cell SoLiS™ prototype with all 12 critical parameters at 800 cycles, C/3 rate, 25°C;

6.  Operational Milestone 6 - Single layer, large format, SoLiS™ pouch cell or cylindrical cell, at 800 cycles, C/3 rate, 25°C;

7.  Operational Milestone 7 - Multi-layer, large format, SoLiS™ pouch cell or 4680 cylindrical cell, at 800 cycles, C/3 rate, 25°C;

Vesting Parameters

Award Milestone may only be achieved in the order of the Award Milestone Numbers (defined in Schedule I). Each Award Milestone may be achieved by the completion and/or achievement of either (i) the number of Operational Milestones (“OM”) in no particular order or (ii) the number of Market Capitalization Milestones (“MCM”), in each case, equivalent to the applicable Award Milestone Number. For the avoidance of doubt, Award Milestones can be achieved through the completion and/or achievement of the requisite number of OMs or MCMs and do not require achievement of both OMs and MCMs. Achievement of a particular Award Milestone Number means that any Award Milestone Numbers leading up to it has already been achieved.

For illustrative purposes only:

1)  Scenario 1 – MCM 1 achieved, no OMs are achieved.

a.   Award Milestone 1 is deemed achieved.

2)  Scenario 2 – MCM’s 1, 2 and 3 are achieved, 1 OM is achieved.

a.   Award Milestones 1, 2 and 3 are deemed achieved.

3)  Scenario 3 – MCM 1 and 2 are achieved, 5 OM’s are achieved.

a.   Award Milestones 1, 2, 3, 4, and 5 are deemed achieved.